                                                                    EXHIBIT 3.12


                             ARTICLES OF ASSOCIATION

   CHAPTER I - THE CORPORATE NAME, THE HEADQUARTERS, THE CORPORATE PURPOSE AND
                                  THE DURATION

ARTICLE 1 - The private limited company organized under the corporate name of NOVELIS DO BRASIL LTDA. is ruled by the provided for in this agreement and the provisions provided for in articles 1052 through 1087 of Law No. 10.406, of January 10, 2002, and complementarily by the provisions provided for in articles 997 through 1.038 of the same Law No. 10.406, of January 10, 2002 and also by Law No. 6.404, of December 15, 1976, and later amendments thereto, and it has been transformed into a private limited company by virtue of the Ordinary and Extraordinary General Shareholders' Meetings held on April 24, 1997.

ARTICLE 2 - The Company holds its headquarters and venue in the Capital of the State of Sao Paulo, at Avenida das Nacoes Unidas, 12.551, 15 degrees andar, Torre Empresarial World Trade Center de Sao Paulo, Brooklin Novo, a location enrolled with CNPJ/MF (National Register of Legal Entities of the Ministry of Finance) under No. 60.561.800/0001-03, where its administrative office operates and the Company's management is exercised, and it may open branch offices, agencies or representations anywhere within Brazil or abroad.

SOLE PARAGRAPH - In addition to its headquarters described in the caption hereof, on this date the Company holds branch offices or establishments at the following addresses, with the respective registrations with CNPJ/MF (National Register of Legal Entities of the Ministry of Finance): Rua Felipe Camarao, 414, Santo Andre - SP - CNPJ/MF No. 60.561.800/0002-94; Avenida Americo Rene Gianetti, s/n degrees, Ouro Preto - MG - CNPJ/MF No. 60.561.800/0030-48; Fazenda Usina da Brecha, Guaraciaba - MG - CNPJ/MF No. 60.561.800/0032-00; Fazenda Usina do Salto, Ouro Preto - MG - CNPJ/MF No. 60.561.800/0033-90; Avenida Buriti, n degrees 1.087, Pindamonhangaba - SP - CNPJ/MF No. 60.561.800/0041-09; Estrada do Brito, s/n degrees, Ponte Nova - MG - CNPJ/MF No. 60.561.800/0051-72; Via das Torres, s/no, Candeias - BA - CNPJ/MF

 No. 60.561.800/0086-00; Jazida Monjolo, s/n degrees, Distrito de Padre Viegas, Mariana - MG - CNPJ/MF No. 60.561.800/0105-08; Jazida Fazenda do Lopes, s/n degrees, Caete - MG - CNPJ/MF No. 60.561.800/0106-80; Mina Serra do Maquine, s/n degrees, Caete - MG - CNPJ/MF No. 60.561.800/0107-61; Fazenda Gandarela e Mato Grosso, s/n degrees, Distrito de Conceicao do Rio Acima, Santa Barbara - MG - CNPJ/MF No. 60.561.800/0108-42; Deposito de Bauxita Acurui, s/n degrees, Itabirito - MG - CNPJ/MF No. 60.561.800/0109-23; Mina Galo, s/n degrees, Distrito de Cafarnaum, Faria Lemos - MG - CNPJ/MF No. 60.561.800/0110-67; Road from Miguel Rodrigues to Barroca, s/n degrees, Cachoeira do Brumado, Municipality of Mariana - MG - CNPJ/MF No. 60.561.800/0005-37; Fazenda da Vargem, Municipality of Santa Barbara - MG - CNPJ/MF No. 60.561.800/0006-18; Fazenda Usina de Furquim, Municipality of Mariana - MG - CNPJ/MF No. 60.561.800/0008-80; Avenida do Contorno, n degrees 2905, rooms Nos. 1205 through 1208, Belo Horizonte - MG - CNPJ/MF No. 60.561.800/0009-60; Via Matoin, s/n degrees, Aratu, Municipality of Candeias - BA - CNPJ/MF No. 60.561.800/0088-64; and Access road to Serra de Antonio Pereira, Municipality of Antonio Pereira - MG - CNPJ/MF No. 60.561.800/0010-02.

ARTICLE 3 - The Company is intended for: a) producing, transforming, purchasing, selling, importing, exporting, on its own account or on account of third parties, aluminum and each and every metals and materials, chemicals, electro-chemicals, electro-metallurgical and metallurgical products, as well as exercising the industry and the trade of such products, sub-products and byproducts; b) producing, manufacturing, selling, importing, exporting, on its own account or on account of any third parties, packaging in general made of aluminum and any other materials, either related or not, for any purposes; c) manufacturing, purchasing, selling, importing and exporting materials, machinery, equipment, tools, parts and accessories, on its own account or on account of any third parties; d) representing national or foreign companies; e) participating in any other companies as a partner, shareholder or quotaholder, by practicing all acts convenient to the protection and the development of such participations; f) generating and distributing electric power for its own consumption or commercialization, in the whole or partially, by building up and maintaining plants and their facilities, by means of the concession or authorization by the competent


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authorities; g) promoting and exploiting, on its own account or on account of any third parties, the businesses and the activities of research and mineral carving of each and every substance, as well as the transportation, treatment, processing, transformation and any other industrial process for using the product resulting from mining activity.

ARTICLE 4 - The term of duration of the Company is indefinite, and it started its activities on December 31, 1940.

                  CHAPTER II - THE CAPITAL STOCK AND THE QUOTAS

ARTICLE 5 - The Company's capital stock is of one hundred and twenty million, one hundred and thirty-one thousand Reais (R$120,131,000.00) divided into one hundred and twenty million, one hundred and thirty-one thousand (120,131,000) equal quotas, in the par value of one Real (R$1.00) each, fully subscribed and paid in, in national current currency and in assets, and distributed between the partners as follows:

Quotaholder                                      Number of Quotas          Value (R$)
------------                                     -----------------         ----------
NOVELIS INC.                                           120,130,999       120,130,999.00
ANTONIO TADEU COELHO NARDOCCI                                    1                 1.00

Total                                                  120,131,000       120,131,000.00

PARAGRAPH ONE - The liability of each partner is, pursuant to the law, restricted to the amount of its quotas, but all partners shall respond severally for the payment of the capital stock."

PARAGRAPH TWO - The one hundred and twenty million, one hundred and thirty thousand and nine hundred and ninety-nine (120,130,999) quotas representing the capital stock of the Company the titleholder thereto being quotaholder Novelis Inc., qualified above, are pledged in favor of Citicorp North America, Inc., a company duly organized and validly existing under the laws of the State of New York, United States of America, headquartered at 388 Greenwich Street, 19th Floor, New York, New York


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

10013, under terms of the agreement called "Quota Pledge Agreement", entered into by and among the Company, Novelis Inc., and Citicorp North America, Inc., qualified above, on January 7, 2005.

PARAGRAPH THREE - The one hundred and twenty million, one hundred and thirty thousand and nine hundred and ninety nine (120,130,999) quotas shall remain pledged during the effectiveness of the "Quota Pledge Agreement".

PARAGRAPH FOUR - The quotas pledged shall grant to Novelis Inc, qualified above, the sole and exclusive entitlement to voting right and receipt of dividends on such quotas.

PARAGRAPH FIVE - The exercise of the voting right by Novelis Inc, qualified above, shall not be dependent upon the consent of Citicorp North America, Inc., qualified above, as collateral creditor.

                          CHAPTER III - THE MANAGEMENT

ARTICLE 6 - The Company will be administered and represented by a General Manager and a Treasurer, who shall be residing in the Country, they being either quotaholders or not, appointed by the totality of partners, or also by one or more attorneys appointed for such purpose. The General Manager shall use denomination of President. The treasurer shall use denomination of Chief Financial Officer and Officer of Corporate Services.

PARAGRAPH ONE - In observance of the provided for in Article 9, the acts listed below will be practiced in the following order: (i) by the General Manager, (ii) by the Treasurer, (iii) by the attorney or attorneys appointed as per the caption.

a) The purchase, alienation or encumbering of any chattels or real estate properties, as well as rights pertaining thereto;


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b) the appointment, admission, contracting, suspension and dismissal of employees and representatives from the Company, determining positions, remuneration and any other conditions for the rendering of services;

c) the establishment of the general expenses and the administration expenses of the Company;

d) the opening, transacting and closing down banking accounts, whichever is the amount involved;

e) deciding on the deployment or investment of all funds available under the title of the Company;

f) taking loans, by granting to the creditors any guarantees, either actual or personal guaranties, on their assets and rights of the Company;

g) issuing, signing, accepting, endorsing and negotiating checks, bills of exchange, promissory notes, as well as any other negotiable instruments of any kind;

h) obtaining, controlling and disposing of raw materials and supply of any kind, and for that, they may execute agreements, statements, letters of intent, as well as any other documents required for the performance of such transactions;

i) entering into agreements of any kind for the sale of products produced by the Company, and for that, it may take all the actions required for the sale, in the internal and external market, by executing any statements, forms and any other documents required for such transactions;

j) executing agreements of any kind for the purchase of any products, and for that, they may take all the actions required for the purchase, in the internal and external market, by signing any statements, forms and any other documents required for such transactions;



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l) collecting debtors, in court or out of court, and for that, they may appoint attorneys vested with powers to transact and enter into judicial agreements in behalf of the Company;

m) contracting, changing and canceling insurance coverage that covers risks of any kind;

n) calling and presiding the General Shareholders' Meetings;

o) purchasing interests in the capital of any other companies; and

p) any other management acts, even if not expressly stated above.

PARAGRAPH TWO - It is incumbent upon the General Manager, or the Treasurer, or the attorney or attorneys appointed as per the caption, to represent the Company before any Federal, State and Municipal Public Offices, Autarchies, Boards of Trade, Unions of Workers and Employers' Association, consumer protection agencies, public utility carriers and any other agencies of the Direct and Indirect Public Management.

PARAGRAPH THREE - The managers of the Company are: (i) ANTONIO TADEU COELHO NARDOCCI, Brazilian citizen, married, engineer, domiciled in the Municipality of Sao Paulo, State of Sao Paulo, where he holds an office at Avenida das Nacoes Unidas, 12.551, 15 degrees andar, Brooklin Novo, CEP 04578-000, bearer of identity card (RG) under No. 6.822.521 (SSP-SP), and enrolled with CPF/MF (Natural Entity Taxpayers' Roll of the Ministry of Finance) under No. 012.050.108-23, to the position of General Manager, who will use the denomination of President, and (ii) ALEXANDRE MOREIRA MARTINS DE ALMEIDA, Brazilian citizen, married, metallurgist engineer, domiciled in the municipality of Sao Paulo, State of Sao Paulo, where he holds office at Avenida das Nacoes Unidas, 12.551, 15 degrees andar, Brooklin Novo, CEP 04578-000, bearer of identity card (RG) No. M-1.516.659 (SSP-MG), enrolled with CPF/MF (Natural Entity Taxpayers' Roll of the Ministry of Finance) under No. 638.997.606-20 to the position


                                       6
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of Treasurer, who will use the denomination of Chief Financial Officer and
Officer of Corporate Services.

PARAGRAPH FOUR - The powers of administrators will be determined by titleholders to the quotas corresponding to at least seventy-five percent (75%) of the capital stock.

ARTICLE 7 - The term of office of Administrators will be of one (1) year, counted as of the date of the resolution that appoints them, until the date of the subsequent resolution, reelection being accepted.

ARTICLE 8 - The General Manager, the Treasurer and the attorneys referred to in article 6 will be vested with powers to, separately or jointly, grant powers of attorney in behalf of the Company to any third parties with specific powers for practicing the acts referred to in paragraph 1 of article 6 above.

PARAGRAPH ONE - Exception made to the powers of attorney "ad judicia", the powers of attorney referred to in the caption of this article shall have a validity term of up to one (1) year.

PARAGRAPH TWO - The powers of attorney referred to in the caption of this article may be granted, with or without reservation of equal powers, to any third parties, unless there is an express prohibition in that regard.

ARTICLE 9 - Upon the occurrence of a vacancy, absence or hindrance of the General Manager, he shall be replaced by the Treasurer. Upon the occurrence of a vacancy, absence or hindrance of the General Manager and the Treasurer, they shall be replaced by the attorney or attorneys referred to in the caption of
Article 6, until the vacancy is filled, the absence or the hindrance of anyone of the aforementioned ceases.

ARTICLE 10 - It is expressly forbidden, it being null and with no effect in relation to the Company, the act of any one of its administrators, attorneys or employees, implying an obligation or responsibility foreign to the corporate purpose of the Company."

                    CHAPTER IV - THE MEETINGS OF QUOTAHOLDERS

ARTICLE 11 - The Ordinary Meeting of Quotaholders will be held on an annual basis, within the first four months subsequently to the end of the fiscal year, with aims at deciding on the election of administrators, as well as for the rendering of accounts by administrators, deliberating on the balance sheet and the economic result, as well as addressing any of other subjects of the Company's interest.

ARTICLE 12 - The corporate resolutions will be made in a Meeting of Quotaholders, it being valid for registration and other legal effects only the Minutes of Resolutions and the Instruments of Contractual Amendment signed by the partners attending the Meeting, as many as required for the validity of decisions, but with no prejudice to those that want to sign them, in the presence of two witnesses, and the first copy shall be filed with the Public Registry of Business Corporations and the second copy shall be filed with the headquarters of the Company jointly with the registration protocol, and it is dismissed (i) the filing with the Registry of Trade of any Minutes of Meetings not intended to produce effects before third parties; and (ii) the opening of a book of minutes.

PARAGRAPH ONE - The appointment of administrators who are not partners is dependent upon the unanimous decision of the partners when the capital stock is not fully paid in.

PARAGRAPH TWO - It is dependent upon the decision of partners holding title to the quotas corresponding to at least seventy-five percent (75%) of the capital stock: (i) the amendment to the articles of association; (ii) the transformation, amalgamation, merger, dissolution, liquidation or cessation of the status of liquidation of the Company; (iii) the dismissal of the administrator; (iv) the determination of remuneration of administrators; (v) the application for bankruptcy are composition with creditors by the Company; (vi) the assignment of quotas to any third parties; (vii) the approval of the Management's accounts; (viii) the appointment and dismissal of liquidators and the judgment of their


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

accounts; and (ix) the appointment of administrators who are not partners when the capital stock is fully paid in, or the appointment of partner-administrators.

PARAGRAPH THREE - The votes in the corporate decisions will be counted in accordance with the value of the quotas held by each partner.

ARTICLE 13 - The Meetings of Quotaholders shall be convened by the administrators, or by the partners when the administrators delay the call for more than sixty (60) days.

PARAGRAPH ONE - The call for the Meeting will be made by means of an internal communication, e-mail or fax, where it will be stated the place, date and time of the Meeting, as well as the subject matters to be discussed, and it is expressly dismissed the publication of the call in newspaper.

PARAGRAPH TWO - The attendance by all partners, or the statement thereby of being aware of the place, date, time and order of the day shall dismiss the previous call.

PARAGRAPH THREE - The Meeting of Quotaholders is dismissible when all partners decide in writing, on the matter that would be the subject of the Meeting.

     CHAPTER V - THE FISCAL YEAR, THE FINANCIAL STATEMENTS AND THE DIVIDENDS

ARTICLE 14 - The fiscal year starts on January 1st and end on December 31st of the same year.

ARTICLE 15 - At the end of every fiscal year, a balance sheet, the statement of profits and losses accrued, the statement of result of the fiscal year and the statement of origins and applications of resources shall be prepared, based on the accounting bookkeeping of the Company and the legislation in effect, following the approval by the Partners.


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

PARAGRAPH ONE - The net profit ascertained each fiscal year shall be given the application as determined therefore by the Partners. The distribution shall always be in the proportion of the quotas held.

PARAGRAPH TWO - At the end of each semester, the biannual balance sheet shall be prepared, and the partners may declare dividends in the account of profits ascertained in such balance sheet.

PARAGRAPH THREE - Further, the partners may declare intermediate dividends in the account of accrued profits or reserves of profits existing in the latest annual or biannual balance sheet.

PARAGRAPH FOUR - The Company may also prepare balance sheets in shorter periods, not lower than two months, and it is incumbent upon the partners to decide on the distribution of profits ascertained in such balance sheets or to incorporate them into the capital stock, in observance of the provided for in paragraph one of Article 204 of Law no. 6404 of December 15, 1976.

                       CHAPTER VI - THE GENERAL PROVISIONS

ARTICLE 16 - The Company will be liquidated in the legal cases, and the mode of liquidation and liquidator will be determined unanimously by the partners in a Meeting of Quotaholders.

ARTICLE 17 - Under the terms of the provided for in Article 1085 of Law No. 10406 of January 10, 2002, the partner may be excluded from the Company for cause, upon deliberation by the partners titleholders to the quotas representing the majority of the capital stock, in a meeting of quotaholders specially convened for such a purpose, and the partner to be excluded shall be informed within the maximum term of fifteen (15) days before the date of the Meeting.

PARAGRAPH ONE - For purposes of the provided for in this article, it will be considered as Cause: - (i) the practice of any acts of undeniable severity; (ii) to put at risk the existence or the continuation of the Company; (iii) to exercise a business activity competing with the Company; (iv) to associate with or organize a company in the same branch of activity as the Company, but not belonging to the economic group of the latter; (v) to be dismissed for cause by the Company, if he is an employee thereof; (vi) to be charged for crime of bankruptcy, violation of duty, bribery or graft, concussion, peculate; or crime against the popular economy, the national financial system, the competition defense rules, the consumer relations, the public faith or property.

ARTICLE 18 - The death of any one of the quotaholders will not dissolve the Company, and the quotas of such deceased quotaholder shall be reverted to the equity of the majority quotaholder, which, based on the latest balance sheet of the Company, shall pay to the successor estate, and third-party quota holders may be admitted, at the discretion of the remaining quotaholders.

ARTICLE 19 - For all matters arising of this Agreement, it is henceforth elected the Court of Sao Paulo, Capital, excluding any other."

The General Manager and the Treasurer are not hindered, by any special law, from exercising the Company's management and they are neither convicted or under the effects of conviction, to a penalty that prevents, even if temporarily, the access to public positions, or by crime of bankruptcy, violation of duty, bribery or graft, concussion, peculate; or crime against the popular economy, the national financial system, the forms of competition defense, the consumer relations, the public faith or property.

The Parties hereto execute this instrument in five (5) counterparts of equal tenor and contents, in the presence of two (2) witnesses.

                           Sao Paulo, January 17, 2005




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
  ANTONIO TADEU COELHO NARDOCCI                          NOVELIS INC.
                                               by: Antonio Tadeu Coelho Nardocci

Witnesses:
1.                                           2.

Name: Carina Cunto Ruiz                      Name: Mara Cristina Barbosa Persinotto
Identity Card (RG): 29.144.663-2 SSP/SP      Identity Card (RG): 20.258.888-9 SSP/SP